UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest): April 30, 2024

Commission File Number: 000-55986

BOTS, INC.

(Exact name of registrant as specified in charter)

Puerto Rico	27-4439285
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1064 Ave Ponce De Leon, Suite 200, San Juan, PR	00907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (939) 212-9068

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). [  ]

Emerging growth company If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	BTZI	OTC Markets

Item 8.01 Other Events

News from our majority owned subsidiary, Bullet Blockchain, Inc:

Bullet Blockchain Announces Historic 2023 Financial Results and Strategic Growth Initiatives

Reno, NV, April 29, 2024 (NEWSWIRE) — Bullet Blockchain, Inc. (“BULT” or the “Company”), a leader in blockchain software development and patented Bitcoin ATM technology, is delighted to report that its fourth-quarter gross revenue has soared to $819,000, marking an increase of over 10% from the $740,000 forecasted in December 2023. The Company’s annual gross revenue has similarly exceeded expectations, reaching a total of $1,685,000 for the year.

Recent research published by ResearchandMarkets.com, titled Crypto ATM Market Size, Share & Trends Analysis Forecasts, 2023 – 2030, stated that “the global crypto ATM market size is expected to reach USD $5,5 Billion by 2030, growing at a CAGR of 62.5% from 2023 to 2030. Several countries such as Central African Republic and El Salvador recognize Bitcoin as legal tender which will contribute to the use of crypto ATMs over the forecast period. The market growth can be attributed to the growing use of cryptocurrencies for making payments at several retail stores.

“The rise in the number of prominent retail stores installing crypto ATMs is expected to be a major contributor to the growth of the crypto ATM industry. In March 2023, Giant Eagle supermarket’s café arm under GetGo Café + Market announced plans to install online Bitcoin ATMs in more than 125 locations across the U.S. Similarly, prominent chains such as Circle K, 7-Eleven, and Shell have ramped up the demand for online Bitcoin ATMs.

“Leading cryptocurrencies' popularity and potential growth prospects are expected to bode well for market growth. According to data provided by Coin ATM Radar, an online Bitcoin ATM information provider, globally, nearly 23 Bitcoin ATMs are installed daily. Thus, the growing use of cryptocurrencies such as Bitcoin and Ethereum is expected to create growth opportunities for the crypto ATM industry over the forecast period.”

Simon Rubin, CEO of Bullet Blockchain, commented, “Our Bitcoin ATMs have significantly outperformed expectations in the fourth quarter, buoyed by the anticipation surrounding Bitcoin ETF trading and the Bitcoin halving event. These factors created a highly favorable environment, and we are excited about the potential for continued growth and prosperity in 2024.”

Recruitment Drive and Operational Expansions

As part of its expansion strategy, Bullet Blockchain is actively seeking a Chief Financial Officer and marketing experts with a background in cryptocurrency to join the team. Interested candidates are encouraged to apply by sending their resumes to jobs@bulletblockchain.com.

Following the strategic acquisition of a portfolio of Bitcoin ATMs, the Company has successfully deployed added 10 licensed machines across the new state of Georgia. This marks the initial phase of a broader plan to deploy and brand an additional 30 Bitcoin ATM kiosks. 'With our rapidly forged partnerships, we anticipate 2024 to be a transformative year for Bullet Blockchain. Our focus will remain on leveraging and monetizing our patented Bitcoin ATM technology,' added Rubin.

Licensing and Intellectual Property Developments

Bullet Blockchain continues to advance its licensing initiatives, offering operators and manufacturers a variety of partnership models including transaction-based fees and revenue-sharing opportunities centered around its intellectual property. Following the acquisition of First Bitcoin Capital LLC, $BULT now owns exclusive rights to critical Bitcoin ATM patents, US Patent Nos. US9135787B1 and US10332205B1, essential for the operation of Bitcoin ATM networks. The Company is committed to licensing these patents and addressing any unlicensed uses within the industry.

About Bullet Blockchain, Inc.

Headquartered in Reno, Nevada, Bullet Blockchain, Inc. is a publicly traded company (OTC: BULT) specializing in innovative blockchain solutions and SaaS products. Through its wholly owned subsidiary, First Bitcoin Capital LLC, Bullet Blockchain is a pioneer in the ownership and licensing of Bitcoin ATM technologies. Committed to technological advancement, the Company strives to drive innovation and value for its stakeholders in the burgeoning digital and blockchain landscape.

Communications and Investor Relations

Bullet Blockchain maintains an active communication strategy with its investors and the public through its website, social media channels, and direct disclosures. Material financial updates and company news are routinely shared to ensure transparency and ongoing engagement with the community.

For further details and investor relations, please visit:

- Website: www.BulletBlockchain.com

- Email: contact@BulletBlockchain.com

Social Media:

- X (formerly Twitter): @BULT_stock

- Reddit: r/BULT

- Facebook: Bullet Blockchain Inc.

- LinkedIn: Bullet Blockchain, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts, and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include market conditions, industry dynamics, economic factors, and technological changes, among others. Bullet Blockchain does not undertake any duty to update any forward-looking statements.

Contact Us: contact@BulletBlockchain.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTS, INC.

Date: April 30 2024	By:	/s/ Simon Rubin
Simon Rubin, CEO